Directed Services LLC
1475 Dunwoody Drive, West Chester, PA 19380	(h)(8)(E)(iii)

May 1, 2012

ING Investors Trust
7337 East Doubletree Ranch Road
Suite 100
Scottsdale, AZ 85258-2034

Re:     Expense Limitations

Ladies and Gentlemen:

          By execution of this letter agreement (the “Agreement”) to the Expense Limitation Agreement dated September 15, 2008, as amended, intending to be legally bound hereby, Directed Services LLC (“DSL”), the Adviser to ING American Funds World Allocation Portfolio (the “Portfolio”), agrees that DSL shall, from May 1, 2012 through May 1, 2013, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratio of the Portfolio, including expenses of the underlying investment companies, shall be as follows:

Name of Fund	Operating Expense Limit

ING American Funds World Allocation Portfolio	1.21%

          DSL acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Sincerely,

/s/ Todd Modic
Todd Modic

Vice President
Directed Services LLC